Exhibit 99.1

Hanger announces new Chief Information Officer Scott Ranson

AUSTIN, Texas, July 20, 2015 — Hanger, Inc. (NYSE: HGR) announced that Scott Ranson has joined Hanger as its Chief Information Officer (CIO), effective today.

Mr. Ranson joins Hanger after 14 years’ experience as the CIO for Brookdale Senior Living Inc., a publicly traded senior housing solution provider.  During this time, Mr. Ranson successfully led several enterprise resource planning (ERP) and electronic medical records (EMR) implementations, and built a successful information technology team.  Previously, Mr. Ranson served as the Director of Software for Marketing Specialists Company, where he led the successful implementation of an ERP system and e-commerce strategies, and Vice President of Information Technology for Atlas Marketing Company, Inc., where he completed an overhaul of all major support systems.  In 2010, he was recognized as one of the Computer World Premier 100 Top Information Technology Leaders.

“Scott joins Hanger at a very critical time as we work toward implementing smarter systems, utilizing better data, and creating a scalable and supportable infrastructure,” Hanger President and Chief Executive Officer Vinit Asar said. “With extensive experience leading the IT strategies of a large multi-site, geographically-dispersed healthcare services company, Scott brings significant expertise in applying the best technology-driven solutions to fuel business decisions and enhance service to our patients and customers, including a proven track record of successful system implementations.  Scott brings the right mix of vision, leadership, and experience to help Hanger put information and technology to work for us in unprecedented ways.”

Mr. Ranson earned his Bachelor of Science degree in Business Administration, Business Management, and Computer Information Systems from Ashland University in Ohio.

About Hanger, Inc. — Built on the legacy of James Edward Hanger, the first amputee of the American Civil War, Hanger, Inc. (NYSE: HGR) delivers orthotic and prosthetic (O&P) patient care, and distributes O&P products and rehabilitative solutions to the broader market. Hanger’s Patient Care segment is the largest owner and operator of O&P patient care clinics with in excess of 750 locations nationwide. Through its Products & Services segment, Hanger distributes branded and private label O&P devices, products and components, and provides rehabilitative solutions. Steeped in over 150 years of clinical excellence and innovation, Hanger’s vision is to be the partner of choice for products and services that enhance human physical capability.

Investor Contact:

Paul Severt, Vice President, Corporate Finance and Treasurer

Hanger, Inc., (512) 777-3666